UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

October 21, 2008

Date of Report (Date of Earliest Event Reported)

RENASANT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Mississippi	001-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 21, 2008, Renasant Corporation (the “Company”) issued a press release announcing earnings for the third quarter of 2008. The press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 21, 2008, the Board of Directors of the Company approved an amendment, effective as of October 21, 2008, to the Company’s Restated Bylaws, as amended (the “Bylaws”). The amendment restates Section 9 of Article III of the Bylaws. The principal revisions to Section 9 are as follows:

•

The amendment explicitly provides that the Bylaws apply to all shareholder director nominations and proposals of other business and are the exclusive means for a shareholder to submit such business at any annual or special meeting of the Company’s shareholders, other than proposals properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

Under the revised Bylaws, to be eligible to present a proposal at a shareholders meeting, the shareholder must not only be a shareholder at the time he or she delivers notice of such proposal but also at the time of the meeting itself.

•

The information required to be provided by a shareholder submitting a proposal (and any beneficial owner on whose behalf such proposal has been submitted) has been expanded to include, among other things, the following information relating to such shareholder (and any beneficial owner): (1) a description of all direct and indirect ownership interests (including hedges, short positions and derivative instruments), economic incentives (such as rights to dividends on the Company’s securities and rights to fees related to the increase or decrease in the value of the Company’s securities) and proxies or other rights to vote relating to any security of the Company and (2) all other information that would be required to be disclosed under Section 14 of the Exchange Act in connection with the solicitation of proxies for such proposal (including, if applicable, in connection with the election of directors in a contested election).

•

With respect to nominations of a director, the information required by the Bylaws to be provided with respect to any relationships, whether compensatory or otherwise, between the proposed nominee (and his or her affiliates and associates) and the shareholder submitting the nomination and any beneficial owner on whose behalf such nomination has been submitted (and their respective affiliates and associates) has been expanded to include all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the shareholder submitting the nominee and the beneficial owner, if any, were the “registrant” and the proposed nominee were a director or executive officer of such registrant.

•

With respect to proposals other than a nomination of a director, the amended Bylaws now require, in addition to a brief description of the business desired to be brought before the meeting, a description of all agreements and other arrangements between the shareholder submitting the proposal (and any beneficial owner on whose behalf the proposal is being made) and any third parties in connection with the proposal of such business.

•

Finally, a provision has been added to the Bylaws that requires each director nominee (whether nominated by the Company or by a shareholder) to complete a questionnaire relating to the nominee’s background and qualification, as well as the background of any person on whose behalf the nomination is being made. Each nominee must also represent and agree that he or she is not, and will not become, a party to any undisclosed agreement or arrangement (1) that could affect how such nominee, if elected, would vote on any matter before the Board of Directors or otherwise exercise his or her fiduciary duties or (2) relating to any compensation or indemnification in connection with such individual’s service as a director of the Company. Each director nominee must also represent and agree that both he or she, if elected as a director, and any person on whose behalf the nomination is being made would be in compliance, and will comply, with all corporate governance and related policies and guidelines of the Company.

The foregoing description of certain of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the Bylaws, as amended, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference. Shareholders should consult the Bylaws for the specific requirements applicable to the submission of director nominations or any other business to be considered at the Company’s shareholder meetings.

It should be noted that there has been no change to the provision of the Bylaws governing the time frame during which shareholders of the Company must deliver notice of director nominations or any other business to be presented at a shareholders meeting but without inclusion in the Company’s proxy materials.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

3.2	Restated Bylaws of Renasant Corporation, as amended

99.1	Press release dated October 21, 2008 issued by Renasant Corporation announcing earnings for the third quarter of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: October 21, 2008	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.2	Restated Bylaws of Renasant Corporation, as amended

99.1	Press release dated October 21, 2008 issued by Renasant Corporation announcing earnings for the third quarter of 2008.